                                                                                          EXHIBIT 11.1

                                  VALERO ENERGY CORPORATION AND SUBSIDIARIES
                                        COMPUTATION OF EARNINGS PER SHARE
                                 (Thousands of Dollars, Except Per Share Amounts)


                                                                  Three Months Ended            Nine Months Ended
                                                                     September 30,                September 30,
                                                                   1998          1997          1998          1997
COMPUTATION OF BASIC EARNINGS PER SHARE:
   Income from continuing operations.......................    $     4,311  $    51,993   $    38,366  $    99,402

   Loss from discontinued operations, net of income
     tax benefit...........................................    $      -     $      (432)  $      -     $   (15,672)
   Less:  Preferred stock dividend requirements
      and redemption premium...............................           -            -             -          (4,592)

   Loss from discontinued operations applicable to
      common stock.........................................    $      -      $     (432)  $      -     $   (20,264)

   Weighted average number of shares of
      common stock outstanding.............................     56,095,739   55,949,765   56,148,665    50,175,077

   Earnings (loss) per share:
      Continuing operations................................    $       .08   $      .93   $      .68    $     1.98
      Discontinued operations..............................           -            (.01)        -             (.40)
         Total.............................................    $       .08   $      .92   $      .68    $     1.58

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING DILUTION:
   Income from continuing operations assuming dilution.....    $     4,311   $   51,993   $   38,366    $   99,402

   Loss from discontinued operations, net of income
      tax benefit..........................................    $      -      $     (432)  $     -       $  (15,672)
   Less:  Preferred stock dividend requirements
      and redemption premium...............................           -            -            -           (4,592)
   Add:  Reduction of preferred stock dividends applicable
      to the assumed conversion of convertible preferred
      stock at the beginning of the period.................           -            -            -            4,522

   Loss from discontinued operations applicable to
      common stock assuming full dilution..................    $      -      $     (432)  $     -       $  (15,742)

   Weighted average number of shares of
      common stock outstanding.............................    56,095,739    55,949,765   56,148,665    50,175,077
   Effect of dilutive securities:
      Stock options........................................       444,696       924,578      862,060       822,289
      Performance awards...................................       110,809        91,151      110,036        91,151
      Convertible preferred stock..........................          -             -            -        3,326,006

   Weighted average number of shares of
       common stock outstanding assuming dilution..........    56,651,244    56,965,494   57,120,761    54,414,523

   Earnings (loss) per share - assuming dilution:
      Continuing operations................................    $      .08    $      .91   $      .67    $     1.83
      Discontinued operations..............................          -             (.01)        -             (.29)
         Total.............................................    $      .08    $      .90   $      .67    $     1.54